As filed with the Securities and Exchange Commission on May 6, 2009.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Churchill Downs Incorporated
(Exact name of registrant as specified in its charter)

Kentucky	61-0156015
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

700 Central Avenue Louisville, Kentucky 40208 (502) 636-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert L. Evans President and Chief Executive Officer Churchill Downs Incorporated 700 Central Avenue Louisville, Kentucky 40208 (502) 636-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Caryn F. Price, Esq. Wyatt, Tarrant & Combs, LLP 500 W. Jefferson Street, Suite 2800 Louisville, Kentucky 40202 (502) 589-5235
    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

    If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer   ☐    Accelerated filer   ☒   Non-accelerated filer  ☐ Smaller reporting company   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, no par value, and associated Preferred Share Purchase Rights	200,000 shares	$34.57	$6,914,000	$385.81

(1)    In the event of a stock split, stock dividend or similar tranasaction involving the Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) un the Securities Act.
(2)           Estimated solely for the purpose of computing the registration fee pursuant to Rule 457.  The maximum offering price per share is based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 1, 2009 pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated May 6, 2009

PROSPECTUS

200,000 Shares

CHURCHILL DOWNS INCORPORATED

Common Stock

This prospectus relates to the resale of up to 200,000 shares of our common stock that may be sold by TVI Corp., the selling stockholder.  The selling stockholder obtained its shares of common stock on April 21, 1998 in connection with our acquisition of  a subsidiary from the selling stockholder.  We are not selling any securities under this prospectus and will not receive any part of the proceeds from the sale.

Our common stock is listed on the Nasdaq Global Select Market under the symbol "CHDN".  On May 1, 2009, the closing price of our common stock was $33.90.

The selling stockholder may offer its shares of common stock through public or private transactions, on or off the Nasdaq Global Select Market, at prevailing market prices, or at privately negotiated prices.  We provide more information about how the selling stockholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 17.  We will not be paying any underwriting discounts or commissions in this offering.  We will pay the expenses incurred in registering the shares, including legal and accounting fees.

Investing in our common stock involves risks.  See "Risk Factors" beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not, and the selling stockholder has not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.  Our business, financial condition, results of operations and prospects may have subsequently changed.

TABLE OF CONTENTS
Page

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	2

OUR COMPANY	3

RISK FACTORS	4

USE OF PROCEEDS	16

SELLING STOCKHOLDER	17

PLAN OF DISTRIBUTION	17

DESCRIPTION OF CAPITAL STOCK	19

LEGAL MATTERS	20

EXPERTS	21

WHERE YOU CAN FIND MORE INFORMATION	21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 (the “Act”) provides certain “safe harbor” provisions for forward-looking statements. All forward-looking statements made in this prospectus are made pursuant to the Act. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include those factors described in “Risk Factors” of this prospectus.

OUR COMPANY

We are a leading multi-jurisdictional owner and operator of pari-mutuel wagering properties and businesses. Additionally, we offer gaming products through our slot and video poker operations in Louisiana.

We manage our operations through four operating segments as follows:

1.      Racing Operations, which includes:

•	Churchill Downs Racetrack (“Churchill Downs”) in Louisville, Kentucky, an internationally known thoroughbred racing operation and home of the Kentucky Derby since 1875;

•	Arlington Park Racecourse (“Arlington Park”), a thoroughbred racing operation in Arlington Heights along with ten off-track betting facilities (“OTBs”) in Illinois;

•	Calder Race Course (“Calder”), a thoroughbred racing operation in Miami Gardens, Florida;

•	Fair Grounds Race Course (“Fair Grounds”), a thoroughbred racing operation in New Orleans along with ten OTBs in Louisiana.

2.      On-Line Business, which includes:

•	TwinSpires, an advance deposit wagering (“ADW”) business that conducts pari-mutuel wagering in 36 states;

•	Bloodstock Research Information Services (“BRIS”), a data service provider for the equine industry;

•	Our equity investment in HRTV, LLC (“HRTV”), a horseracing television channel.

3.      Gaming, which includes:

•	Video Services, Inc. (“VSI”), the owner and operator of more than 700 video poker machines in Louisiana;

•	Fair Grounds Slots, a slot facility in Louisiana, which operates approximately 600 slot machines.

4.      Other Investments, which includes:

•	Churchill Downs Simulcast Productions, LLC (“CDSP”), a provider of television production to the racing industry;

•	Our other minor investments.

Our principal executive offices are located at 700 Central Avenue, Louisville, Kentucky 40208, and our telephone number is (502) 636-4400.  Our website is www.churchilldowns.com.  The content of our website is not a part of this prospectus.

RISK FACTORS

You should carefully consider the following factors before deciding to invest in our common stock.  In addition to risks and uncertainties in the ordinary course of business that are common to all businesses, important factors that are specific to our industry and company could materially impact our future performance and results. The factors described below are the most significant risks that could materially impact our business, financial condition and results of operations. Additional risks and uncertainties that are not presently known to us, that we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general may also impair our business and operations. Should any risks or uncertainties develop into actual events, these developments could have a material, adverse impact on our business, financial condition and results of operations.

Risks Related to the Company

In addition to risks and uncertainties in the ordinary course of business that are common to all businesses, important factors that are specific to our industry and Company could materially impact our future performance and results. The factors described below are the most significant risks that could materially impact our business, financial condition and results of operations. Additional risks and uncertainties that are not presently known to us, that we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general may also impair our business and operations. Should any risks or uncertainties develop into actual events, these developments could have a material, adverse impact on our business, financial condition and results of operations.

General Economic Trends are Unfavorable

There is a strong likelihood that the recent significant economic downturn has had, and for the foreseeable future will continue to have, a negative impact on our financial performance. The recent, severe economic downturn and adverse conditions in local, regional, national and global markets has negatively impacted our operations and will likely continue to do so in the near future. During periods of economic contraction like that currently being experienced, certain costs remain fixed or even increase, while revenues decline. Horseracing and related activities, as well as the gaming services we provide, are similar to other leisure activities in that they represent discretionary expenditures likely to decline during economic downturns. In some cases, even the perception of an impending economic downturn or the continuation of a recessionary climate can be enough to discourage consumers from spending on leisure activities. For example, one major horseracing company, Magna Entertainment Corporation (“MEC”), filed bankruptcy in the United States Bankruptcy Court for the District of  Delaware on March 5, 2009. MEC owns several racetracks, including, among others, Santa Anita, Gulfstream Park, Lone Star Park, Laurel and Pimlico. It also owns Xpressbet, an ADW business. As such, it provides racing signals for wagering at our racetracks and through TwinSpires.com for import simulcast purposes and markets for export simulcast purposes. In addition, it is the co-owner with the Company of TrackNet and HRTV. MEC also owns Amtote International, Inc. (“Amtote”), a totalisator company that provides totalisator services to Arlington Park, Calder, Fair Grounds and TwinSpires. We cannot predict at this time what the effect will be of such bankruptcy on our business, financial condition, or results of operations.  We are closely monitoring the bankruptcy proceedings for potential development opportunities and the bankruptcy's potential impact on our business, financial condition or results of operations.

We Face Significant Competition

We operate in a highly competitive industry with a large number of participants, some of which have financial and other resources that are greater than ours. The industry faces competition from a variety of sources for discretionary consumer spending including spectator sports and other entertainment and gaming options. Competitive gaming activities include traditional and Native American casinos, video lottery terminals, state-sponsored lotteries and other forms of legalized gaming in the U.S. and

other jurisdictions.   Additionally, web-based interactive gaming and wagering is growing rapidly and affecting competition in our industry. We anticipate competition in this area will become more intense as new web-based ventures enter the industry.

Legalized gaming is currently permitted in various forms in many U.S. states and Canada. Other jurisdictions could legalize gaming in the future, and established gaming jurisdictions could award additional gaming licenses or permit the expansion of existing gaming operations. If additional gaming opportunities become available near our racing operations, such gaming opportunities could have a material, adverse impact on our business, financial condition, and results of operations.

All of our racetracks face competition in the simulcast market. Approximately 50,000 horse races are conducted annually in the U.S. Of these races, the Company hosts approximately 4,100 races each year, or around eight percent of the total. As a content provider, we compete for wagering dollars in the simulcast market with other racetracks conducting races at or near the same times as our races. As a racetrack operator, we also compete with other racetracks running live meets at or near the same time as our races for horses. In recent years, this competition has increased as more states legalize gaming allowing slot machines at racetracks with mandatory purse contributions. Over 85 percent of pari-mutuel handle is bet at off-track locations, either at other racetracks, OTBs, casinos, or via the internet. As a content distributor, we compete for these dollars to be wagered at our racetracks, OTBs and via our ADW business.

Calder, our thoroughbred racetrack in Miami, Florida faces direct competition from another thoroughbred racetrack in Miami, Florida. The two racetracks are located approximately 6.5 miles apart. Under Florida law, racetracks are permitted to race throughout the year, subject to an annual notification filed with the state of Florida on March 31 of each year. As a result, Calder and the other racetrack, respectively, may independently elect to host live races on the same days. We believe that hosting live races on the same days could materially and adversely impact our business, financial condition and results of operations.

Web-based businesses may offer consumers a wide variety of events to wager on, including other racetracks and other sporting events. Unlike most on-line and web-based gaming companies, our racetracks require significant and ongoing capital expenditures for both their continued operations and expansion. We could also face significantly greater costs in operating our business compared to these gaming companies. We cannot offer the same number of gaming options as on-line and Internet-based gaming companies. Many on-line and web-based gaming companies are based off-shore and avoid regulation under U.S. state and federal laws. These companies may divert wagering dollars from pari-mutuel wagering venues, such as our racetracks. Our inability to compete successfully with these competitors could have a material, adverse impact on our business, financial condition, and results of operations.

The ADW business is sensitive to changes and improvements to technology and new products. Our ability to develop, implement and react to new technology and products for our ADW business is a key factor in our ability to compete with other ADW providers.

The Popularity of Horse Racing is Declining

There has been a general decline in the number of people attending and wagering on live horse races at North American racetracks due to a number of factors, including increased competition from other wagering and entertainment alternatives as discussed above and unwillingness of customers to travel a significant distance to racetracks with the increasing availability of off-track and ADW options. Declining attendance at live horse racing events has prompted racetracks to rely increasingly on revenues from simulcasting and ADW businesses. In addition, racetracks and other outlets may be unable to pay amounts owed to us as a result of business difficulties. A continued decrease in attendance at live events and in on-track wagering, as well as increasing competition from other wagering and entertainment alternatives in the simulcasting and ADW markets, could materially, adversely impact our business, financial condition, and results of operations.

We Face Extensive Regulation from Various Authorities

The operation of pari-mutuel wagering and gaming facilities is subject to extensive state and local regulation. We depend on continued state approval of legalized gaming in states where we operate. Our wagering and racing facilities, our ADW business and our gaming operations must meet the licensing requirements of various regulatory authorities. The failure to attain, loss of or material change in our licenses, registrations, permits or approvals may materially limit the number of races we conduct as well as our ability to operate slot machines, and/or video poker devices, and could have a material, adverse impact on our business, financial condition and results of operations. The high degree of regulation in the gaming industry is a significant obstacle to our growth strategy. Our expansion into ADW operations will likely require us to obtain additional governmental approvals or, in some cases, amendments to current laws governing such activities.

Changes in Legislation and Regulation of Our Operations Could Affect Our Business

Our gaming operations exist at the discretion of the states where we conduct business. Certain aspects of our gaming operations are also subject to federal statutes or regulations. All of our pari-mutuel wagering operations are contingent upon continued governmental approval of those operations as forms of legalized gaming. Legislation to limit or prohibit gaming (pari-mutuel or non-pari-mutuel) may be introduced in the future. Any restriction on or prohibition of gaming operations could have a material, adverse impact on our business, financial condition and results of operations. In addition, any expansion of our gaming operations into gaming, such as slot machines, video lottery terminals and other forms of non-pari-mutuel gaming, will likely require various additional licenses, registrations, permits and approvals. The approval process can be time-consuming and costly, and there is no assurance of success. We have and continue to seek legal authority to offer gaming at our racetracks where gaming is not currently permitted.

In Illinois, the Illinois Racing Board has the authority to designate racetracks as “host track” for the purpose of receiving host track revenues generated during periods when no racetrack is conducting live races. Racetracks that are designated as “host track” obtain and distribute out of state simulcast signals for the State of Illinois. Under Illinois law, the “host track” is entitled to a larger portion of commissions on the related pari-mutuel wagering. Failure to designate Arlington Park as “host track” during this period could have a material, adverse impact on our business, financial condition and results of operations. In addition, Arlington Park is statutorily entitled to recapture as revenues monies that are otherwise payable to Arlington Park’s purse account. The right to recapture these revenues is subject to change every legislative session.

These statutory or regulatory established revenue sources are subject to change every legislative session. The reduction or elimination of any one of them could have a material, adverse impact on our business, financial condition and results of operations. In addition, certain revenue sources are dedicated by legislation or regulation and may be subject to change. State legislators may also decide to legislate the amounts of certain sources of revenue. For example, certain states mandate a fixed source market fee or require a negotiated source market fee as a condition to obtain a license. The Virginia legislature recently mandated a 10% statewide source market fee. It is uncertain whether this legislation will pass. Legislative and regulatory changes to sources of revenue could have a material, adverse impact in our business, financial condition and results of operations.

The passage of legislation permitting gaming at racetracks can be a long and uncertain process. As a result, there can be no assurance that (1) jurisdictions in which we own or operate racetracks will pass legislation permitting gaming, (2) if jurisdictions pass such legislation, it will be permitted at our racetracks, and (3) if gaming is permitted at our racetracks, it will be on economically viable terms. If gaming legislation is enacted in any jurisdiction where we own or operate a racetrack and we proceed to conduct gaming, there may be significant costs and other resources to be expended, and there will be significant risks involved, including the risk of changes in the enabling legislation (such as a decision to prohibit, delay or remove gaming rights at racetracks by the legislation regulatory act of the citizens, or other act) that could have a material, adverse impact on our business, financial condition and results of operations. We currently operate video poker devices and slot machines in Louisiana, and we are applying for a permit to operate slot machines in Florida.

In 2003, the country of Antigua filed a formal complaint against the United States with the World Trade Organization (“WTO”), challenging the United States’ ability to enforce certain Federal gaming laws (Sections 1084, 1952 and 1955 of Title 18 of the United States Code known as the Wire Act, the Travel Act and the Illegal Gambling Business Act, respectively, and collectively the “Acts”) against foreign companies that were accepting Internet wagers from residents of the United States. At issue was whether the United States’ enforcement of the Acts against foreign companies violated the General Agreement on Trade in Services (“GATS”). In November 2004, a WTO panel ruled that the United States, as a signatory of GATS, could not enforce the Acts against foreign companies that were accepting Internet wagers from United States residents. The United States appealed the ruling and, in April 2005, the WTO’s appellate body ruled that the United States had demonstrated that the Acts were measures necessary to protect public morals or maintain public order, but that the United States did not enforce the Acts consistently between domestic companies and foreign companies as required by GATS. The WTO’s appellate body specifically referenced the Interstate Horseracing Act of 1978 (“IHA”), which appeared to authorize domestic companies to accept Internet wagers on horse racing, as being inconsistent with the United States’ stated policy against Internet wagering. In arguments and briefs before the WTO’s appellate body, the United States argued that the Acts, specifically the Wire Act, apply equally to domestic companies and foreign companies and the IHA does not create an exception for domestic companies to accept Internet wagering on horse racing. The WTO’s appellate body did not rule on whether an exception for domestic U.S. companies was created under the IHA, but recommended that the WTO’s Dispute Settlement Body request the United States to bring measures found to be inconsistent with GATS into conformity with its obligations under GATS. The United States was given until April 3, 2006 to bring its policies in line with the ruling, assuming it believed any changes were necessary. On April 10, 2006, the United States delegation to the WTO submitted a brief report to the Chairman of the Dispute Settlement Body (“U.S. Report”) stating that no changes are necessary to bring U.S. policies in line with the ruling. In support of its position, the United States delegation informed the Dispute Settlement Body that on April 5, 2006, the United States Department of Justice confirmed the United States Government position regarding remote wagering on horse racing in testimony before a subcommittee of the United States House of Representatives. According to the U.S. Report, in that testimony, the Department of Justice stated its view that regardless of the IHA, existing criminal statutes prohibit the interstate transmission of bets or wagers, including wagers on horse racing, and informed the subcommittee that it is currently undertaking a civil investigation relating to a potential violation of law regarding this activity. On January 25, 2007, the WTO compliance panel issued its interim finding in response to the U.S. Report and found that the United States has failed to comply with previous WTO rulings regarding restrictions on access to the U.S. Internet gaming market. On March 30, 2007, the final report was issued upholding all lower panel decisions. On May 4, 2007, the United States Trade Representative (the “USTR”) announced that it had initiated the formal process by the United States of withdrawing its GATS commitment to clarify an error that it had made in 1994 by including gambling services in its schedule of commitments. The USTR stated that the United States will use the WTO procedures for clarifying its commitments under the GATS. The USTR also stated that the United States intends to modify its services schedule by clearly defining gambling as an excluded commitment under the GATS. The result of withdrawal would be that the United States would not be obligated to provide foreign providers of gambling services access to the United States market. Under GATS, countries seeking to alter their service trade commitments must compensate trading partners that may potentially be negatively impacted by the change. The U.S. has announced that it compensated certain countries. At this time, the only remaining issue before the WTO appears to be appropriate compensation to affected members of the treaty. The U.S. Government has made offers of compensation to WTO members affected by the decision of the U.S. to rule out any market access commitments regarding cross-border gambling services. In December 2007, the WTO arbitrators awarded Antigua the right to impose sanctions against United States’ intellectual property, including copyrights, trademarks and patents, up to an annual amount of $21.0 million. The arbitrators’ award is not subject to appeal under WTO rules. The USTR has made no specific statement regarding how this will impact interstate gambling in horse racing. One of the options available to Congress and the White House is to prohibit or restrict substantially the conduct of interstate simulcast wagering or advance deposit wagering. If the U.S. government elects to take such an approach (including through any action by the Department of Justice), it will have a material, adverse impact on our business, financial condition and results of operations. Alternatively, if, as a result of the U.S. Government’s position, offshore wagering is permitted in the United States, that could also have a material, adverse impact on our business, financial condition and results of operations.

We May Face Government and Other Opposition Regarding Our Pari-Mutuel Wagering Operations

During 2007, we launched TwinSpires, an ADW business that accepts advance deposit wagers from customers of certain states who set up and fund an account from which they may place wagers via telephone, mobile device or through the internet at www.twinspires.com. The ADW business is heavily regulated, and laws governing advance deposit wagering vary from state to state. We may accept advance deposit wagers from residents of states where the law does not expressly address advance deposit wagering. Some states have expressly authorized advance deposit wagering by their own residents, some states have expressly prohibited pari-mutuel wagering and/or advance deposit wagering and other states have expressly authorized pari-mutuel wagering but have neither expressly authorized nor expressly prohibited their residents from placing wagers through advance deposit wagering hubs located in different states. We believe that an ADW business may open accounts on behalf of and accept wagering instructions from residents of states where pari-mutuel wagering is legal and where providing wagering instructions to ADW businesses in other states is not expressly prohibited by statute, regulations, or other governmental restrictions. However, state attorneys general, regulators, and other law enforcement officials may interpret state gaming laws, federal statutes, constitutional principles, and doctrines, and the related regulations in a different manner than we do. In the past, certain state attorneys general and other law enforcement officials have expressed concern over the legality of interstate advance deposit wagering. In December 2000, legislation was enacted in the United States that amends the IHA. We believe that this amendment clarifies that inter-track simulcast wagering, off-track betting and advance deposit wagering, as currently conducted by the U.S. horse racing industry, are authorized under U.S. federal law. The amendment may not be interpreted in this manner by all concerned, however, and there may be challenges to these activities by both state and federal law enforcement authorities, which could have a material, adverse impact on our business, financial condition and results of operations, including the licenses we hold to conduct horse racing and pari-mutuel wagering in the United States.

Our expansion opportunities with respect to advance deposit wagering may be limited unless more states amend their laws or regulations to permit advance deposit wagering. Conversely, if states take affirmative action to make advance deposit wagering expressly unlawful, this could have a material, adverse impact on our business, financial condition and results of operations. In addition, the regulatory and legislative processes can be lengthy, costly and uncertain. We may not be successful in lobbying state legislatures or regulatory bodies to obtain or renew required legislation, licenses, registrations, permits and approvals necessary to facilitate the operation or expansion of our ADW business.

From time to time, the United States Congress has considered legislation that would either inhibit or restrict Internet gambling in general or inhibit or restrict the use of certain financial instruments, including credit cards, to provide funds for advance deposit wagering.

On October 13, 2006, President Bush signed into law The Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”). This act prohibits those involved in the business of betting or wagering from accepting any financial instrument, electronic or otherwise, for deposit that is intended to be utilized for unlawful Internet gambling. This act declares that nothing in the act may be construed to prohibit any activity allowed by the IHA. This act also contains a “Sense of Congress,” which explicitly states that it is not intended to criminalize any activity currently permitted by federal law. The Secretary of the Treasury was directed to promulgate regulations to enforce the provisions of this act within 270 days. The Secretary was further directed to ensure the regulations do not prohibit any activity which is excluded from the definition of unlawful Internet gambling, including those activities legal under the IHA. On October 1, 2007, the Treasury Department published proposed rules and regulations that require U.S. financial firms participating in designated payment systems to have policies and procedures reasonably designed to prevent payments being made to gambling businesses in connection with “unlawful internet gambling.” Activities permitted under IHA are specifically excluded from the definition of “unlawful Internet gambling.” Comments on the proposed rules were filed by numerous parties through December 12, 2007. Representatives of the horse racing industry encouraged regulations to mirror statutory language protecting activities under the IHA. Additionally, language was proposed requiring financial service providers to create a separate merchant code for activities under the IHA. Some financial service providers may be reluctant to process transactions related to advance deposit wagering.

Furthermore, many states have considered and are considering interactive and Internet gaming legislation and regulations, which may inhibit our ability to do business in such states, and anti-gaming conclusions and recommendations of other governmental or quasi-governmental bodies could form the basis for new laws, regulations, and enforcement policies that could have a material, adverse impact on our business, financial condition and results of operations. The extensive regulation by both state and federal authorities of gaming activities also can be significantly affected by changes in the political climate and changes in economic and regulatory policies. Such effects could be materially adverse to the success of our advance deposit wagering operation.

We believe that the prospect of raising significant additional revenue through taxes and fees is one of the primary reasons that certain jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to the normal federal, state, provincial and local income taxes, and such taxes and fees may be increased at any time. From time to time, legislators and officials have proposed changes in tax laws, or changes to the administration of such laws, that affect the gaming industry. For instance, U.S. legislators have proposed the imposition of a U.S. federal tax on gross gaming revenues. In addition, the Kentucky General Assembly is currently considering several proposed bills that would increase pari-mutuel taxes. It is not possible to determine with certainty the likelihood of any such changes in tax laws or their administration; however, if enacted, such changes could have a material, adverse impact on our business, financial condition and results of operations.

We May Experience Resistance to Certain of Our Business Strategies

We have entered into a reciprocal content swap agreement with MEC to exchange our respective horseracing signals with each other. MEC and the Company have also formed a venture, TrackNet, which serves as agent to MEC and the Company to sell our wagering and video rights to third parties, including racetracks, OTBs, casinos and other ADW providers. TrackNet also acts as agent to MEC and the Company to purchase horseracing wagering and video rights from third parties to make available through our respective outlets including our ADW platform. Other industry participants may not agree to sell and decline to purchase our wagering and video rights from the venture and/or to sell their wagering and video rights to us through the venture. This resistance may reduce the distribution of our wagering and video rights and/or our ability to purchase wagering and video rights for our outlets, including our ADW platform, potentially having a material, adverse impact on our business, financial condition and results of operations. In addition, in the event that TVG, a major competitor of TwinSpires.com, is able to sign other horseracing wagering and video rights owners to exclusive agreements as has been its past business practices, those wagering and video rights owners will not be able to make available their wagering and video rights to TwinSpires.com through TrackNet, which could, in turn, negatively impact our ability to retain and attract customers. TVG was recently acquired by Betfair Group, Ltd., an e-gaming betting platform based in Great Britain. The effect of this acquisition on our business is not known at this time.

We also own a fifty percent interest in a venture that owns and operates a horseracing television channel, HRTV. HRTV serves as our primary distribution channel to homes that rely on certain cable or satellite services for television delivery of horse races. This investment has historically generated operating losses, and we expect that to continue. In addition, HRTV may be unable to negotiate new distribution agreements with cable companies and/or satellite companies, resulting in a reduction in distribution. In addition, our customers may not subscribe to the services needed to access our horse races or may be confused about where to view our horse races. Any of these risks could have a material, adverse impact on our business, financial condition and results of operations.

We May Not be Able to Attract Quality Horses and Trainers

To provide high quality horse racing, we must attract the country’s top horses and trainers. Our success in attracting the top horses and trainers largely depends on the overall horse population available for racing and our ability to offer and fund competitive purses. Various factors have led to declines in the horse population in certain areas of the country, including competition from racetracks in other areas, increased costs and changing economic returns for owners and breeders, and the spread of various debilitating and contagious equine diseases such as the neurologic form of Equine Herpes Virus—I and Strangles, which is caused by the organism streptococcus equine. If any of our racetracks is faced with a sustained outbreak of a contagious equine disease, or if we are unable to attract horse owners to stable and race their horses at our racetracks by offering a competitive environment, including improved facilities, well-maintained racetracks, better conditions for backstretch personnel involved in the care and training of horses stabled at our racetracks and a competitive purse structure, our profitability could decrease. We also face increased competition for horses and trainers from racetracks that are licensed to operate slot machines and other electronic gaming machines that provide these racetracks an advantage in generating new additional revenues for race purses and capital improvements.

Any decline in the number of suitable race horses could make it more difficult for us to attract top horses and trainers. This, in turn, could force us to decrease the size of our purses or other benefits we offer, to conduct fewer races or to accept horses of a lower quality.

We Experience Significant Seasonal Fluctuations in Operating Results

We experience significant fluctuations in quarterly and annual operating results due to seasonality and other factors. We have a limited number of live racing days at our racetracks, and the number of live racing days varies from year to year. The number of live racing days we can offer directly affects our results of operations. A significant decrease in the number of live racing days and/or live races could have a material, adverse impact on our business, financial condition and results of operations. Our live racing schedule dictates that we earn a substantial portion of our net earnings in the second quarter of each year when the Kentucky Derby and the Kentucky Oaks races are run during the first weekend in May. Business interruption, such as weather conditions, could affect our ability to conduct our most popular races. Any adverse impact on our races, including the Kentucky Derby, the Kentucky Oaks and key races at our other racetracks could have a material, adverse impact on our business, financial condition and results of operations.

Our Business Depends on Providers of Totalisator Services

In purchasing and selling our pari-mutuel wagering products, our customers depend on information provided by United Tote Company and AmTote International, Inc. These totalisator companies provide the computer systems that accumulate wagers, record sales, calculate payoffs and display wagering data in a secure manner. There are only three major vendors that provide this service in North America. The loss of any one of these vendors as a provider of this critical service would decrease competition and could result in an increase in the cost to obtain these services. Because of the highly specialized nature of these services, replicating these totalisator services would be expensive and could result in a disruption of service. One vendor, Amtote, is owned by MEC. Amtote provides totalisator services to Arlington Park, Calder, Fair Grounds and TwinSpires. MEC has stated its ability to continue as a going concern is in substantial doubt.

In addition, we rely upon the totalisator companies’ computer systems to ensure the integrity of our wagering process. A perceived lack of integrity in the wagering systems could result in a decline in bettor confidence and could lead to a decline in the amount wagered on horse racing. The failure of totalisator companies to keep their technology current could limit our ability to serve patrons effectively or develop new forms of wagering and/or affect the security of the wagering process, thus affecting patron confidence in our product.

We May be Held Responsible for Contamination, Even if We Did Not Cause the Contamination

Our business is subject to a variety of federal, state and local governmental laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. In addition, environmental laws and regulations could hold us responsible for the cost of cleaning up hazardous materials contaminating real property that we own or operate (or previously owned or operated) or properties at which we have disposed of hazardous materials, even if we did not cause the contamination. If we fail to comply with environmental laws or if contamination is discovered, a court or government agency could impose severe penalties or restrictions on our operations or assess us with the costs of taking remedial actions.

Inclement Weather and Other Conditions May Affect Our Ability to Conduct Live Racing

Since horseracing, festivals and certain other entertainment events are conducted outdoors, unfavorable weather conditions, including extremely high and low temperatures, storms, tornadoes and hurricanes, could cause events to be cancelled and/or wagering to suffer. If a business interruption were to occur and continue for a significant length of time, at any of our racetracks, it could materially, and adversely affect our business, financial condition and results of operations. Our operations are subject to reduced patronage, disruptions or complete cessation of operations due to severe weather conditions, natural disasters and other casualties. During 2005, we sustained disruption to our operations at Calder in Florida, Fair Grounds and our OTB locations in Louisiana due to the damage caused by hurricanes. Any flood or other severe weather condition that could lead to the loss of use of our other facilities for an extended period could have a material, adverse impact on our business, financial condition and results of operations.

We May Not be Able to Complete Acquisition or Expansion Projects on Time, on Budget or as Planned

We expect to pursue expansion and acquisition opportunities, and we regularly evaluate opportunities for development, including acquisitions or other strategic corporate transactions which may expand our business operations.

We could face challenges in identifying development projects that fit our strategic objectives, identifying potential acquisition candidates and/or development partners, negotiating projects on acceptable terms, and managing and integrating the acquisition or development projects. The integration of new operations and any other properties we may acquire or develop will require the dedication of management resources that may temporarily divert attention from our day-to-day business. The process of integrating new projects or acquired businesses may also interrupt the activities of those businesses or our pre-existing businesses, which could have a material, adverse impact on our business, financial condition and results of operations. We cannot assure that any new projects or acquired businesses will be completed or integrated successfully.

Management of new properties or business operations, especially in new geographic areas, may require that we increase our managerial resources. We cannot assure that we will be able to manage the combined operations effectively or realize any of the anticipated benefits of our acquisitions or developments.

We Depend on Agreements with Our Horsemen

The IHA, as well as various state racing laws, require that we have written agreements with the horsemen at our racetracks in order to simulcast races, and, in some cases, conduct live racing. Certain industry groups negotiate these agreements on behalf of the horsemen (the “Horsemen’s Groups”). These agreements provide that we must receive the consent of the Horsemen’s Groups at the racetrack conducting live races before we may allow third parties to accept wagers on those races. In addition, the agreements between other racetracks and their Horsemen’s Groups typically provide that those racetracks must receive consent from the Horsemen’s Groups before we can accept wagers on their races. For example, the Thoroughbred Owners of California, the Horsemen’s Group representing horsemen in California, is currently withholding its consent for Santa Anita to send its racing signal to Churchill Downs for import wagering. Further, the IHA and various state laws, require that we have written agreements with Horsemen’s Groups at our racetracks in order to simulcast races on an export basis. If we fail to maintain these agreements, then we may not be permitted to simulcast races on an export basis. In addition, our simulcasting agreements are generally subject to the consent of these Horsemen’s Groups. Failure to receive the consent of these Horsemen’s Groups for new and renewing simulcast agreements could materially and adversely impact our business, financial condition and results of operations.

We also have written agreements with the Horsemen’s Groups with regards to the proceeds of gaming machines in Louisiana and Florida. Florida law requires Calder to have an agreement with the Florida Horsemen’s Benevolent and Protective Association, Inc. (the “FHBPA”), governing the contribution of a portion of revenues from slot machine gaming to purses on live thoroughbred races conducted at Calder and an agreement with the Florida Thoroughbred Breeders and Owners Association (“FTBOA”) governing the contribution of a portion of revenues from slot machines gaming to breeders’, stallion, and special racing awards on live thoroughbred races conducted at Calder before Calder can receive a license to conduct slot machine gaming. We have entered into the Calder Slots Agreement with the FHBPA and reached an agreement with the FTBOA for the sharing of slot revenue at Calder.

The Company’s business was negatively impacted as a result of certain Horsemen’s Groups refusing to give required consents during 2008. The FHBPA, the Kentucky Horsemen’s Benevolent and Protective Association, Inc. (the “KHBPA”) and the Kentucky Thoroughbred Association, Inc. (the “KTA”) withheld their consent under the IHA for the exporting of racing signals from Churchill Downs and Calder to national ADW businesses, including TwinSpires, during most of 2008. Kentucky Horsemen’s Groups did consent to the export of racing signals of the Kentucky Oaks, Kentucky Derby and Woodford Reserve Classic races on May 2 and May 3, 2008 to ADW businesses. Calder was precluded from exporting racing signals to any ADW business except for New York Racing Association’s ADW business, which operates on a limited basis outside the State of New York. In addition, for the spring meet (April 26, 2008 through July 6, 2008) and the fall meet (October 26 through November 29, 2008), no export of racing signals was made from Churchill Downs to any ADW business. On December 22, 2008, the FHBPA granted consent to Calder to export its racing signal to most ADW businesses through January 2, 2010. On December 31, 2008, the KHBPA and the KTA gave their consent to the export of Churchill Downs’ racing signals to ADW businesses, including TwinSpires for its 2009 spring racing meet (April 25 through July 5, 2009). However, we cannot predict whether the KHBPA and the KTA will provide consent beyond the spring racing meet of Churchill Downs. During the pendency of the dispute with the Horsemen’s Groups, the Company experienced generalized decreases in live attendance at its racetracks and reduced traffic on TwinSpires due to the more limited racing content and wagering opportunities available to customers. On November 11, 2008, the Company announced that it was reducing Churchill Downs fall 2008 racing meet’s overnight schedule by 10% and stakes races by an additional $150,000. Such reductions negatively impact the Company’s ability to continue to attract high quality thoroughbreds to its racetracks.

Arlington Park does not currently have the consent of the Illinois Thoroughbred Association, its horsemen’s group, to simulcast its races on an export basis.  We cannot predict whether Arlington Park will receive the consent.  Its upcoming meet is from May 1, 2009 through September 27, 2009.

It is not certain that we will be able to maintain agreements with, or to obtain required consent from, our Horsemen’s Groups. The failure to maintain agreements with, or obtain consents from, our horsemen on satisfactory terms or the refusal by a Horsemen’s Group to consent to third parties accepting wagers on our races or our accepting wagers on third parties’ races could have a material, adverse impact on our business, financial condition and results of operations.

We Depend on Agreements with Other Constituents in the Industry

Various state laws require that an ADW business, like TwinSpires, must have an agreement in place with a racetrack located in a state before it can accept wagers from residents of that state. For example, California law requires that an ADW business must have an agreement with a racetrack in California as a condition to accepting wagers from residents of California. Virginia law requires an ADW business to have an agreement with the racetrack and horsemen in Virginia as a condition to accepting wagers from residents of Virginia. There is no assurance that we will be able to enter into agreements on acceptable terms in those states where such agreements are required. Failure to enter into such agreements could preclude TwinSpires from accepting wagers from residents of those states, and could have a material, adverse impact on our business, financial condition and results of operations.

We Depend on Key Personnel

We are highly dependent on the services of Robert L. Evans, our President and Chief Executive Officer, and other members of our management team. Our inability to retain key personnel could have a material, adverse impact on our business, financial condition and results of operations.

We May Not be Able to Adequately Insure Our Properties

The significant damage and resulting insurance claims caused by (i) Hurricane Katrina to the New Orleans, Louisiana area and our Fair Grounds facility and OTBs; and (ii) Hurricane Wilma to South Florida and our Calder facility has increased the costs of obtaining property coverage for our facilities and significantly impacted our ability to obtain and maintain adequate property coverage at our facilities. Our inability to obtain and maintain adequate property coverage at reasonable prices could have a material, adverse impact on our business, financial condition and results of operations.

We May Experience Difficulty in Integrating Recent or Future Acquisitions into Our Operations

On June 11, 2007, we acquired through two separate acquisitions certain of the assets and businesses of America Tab and BRIS. These transactions resulted in our acquiring an ADW business and two data services operations which produces handicapping and pedigree reports sold to participants in the horse racing industry, including horseplayers and racing-related publications. We may pursue additional acquisitions in the future.

The successful integration of newly acquired businesses into our operations will require the expenditure of substantial managerial, operating, financial and other resources and may also lead to a diversion of our attention from our ongoing business concerns. We may not be able to successfully integrate these businesses or realize projected revenue gains, cost savings and synergies in connection with those acquisitions on the timetable contemplated, if at all. Furthermore, the costs of integrating businesses we acquire could significantly impact our short-term operating results. These costs could include:

•	restructuring charges associated with the acquisitions;

•	non-recurring acquisition costs, including accounting and legal fees, investment banking fees and recognition of transaction-related costs or liabilities; and

•	costs of imposing financial and management controls (such as compliance with Section 404 of the Sarbanes-Oxley Act of 2002) and operating, administrative and information systems.

Although we perform financial, operational and legal diligence on the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses and our ability to continue to operate them successfully and integrate them into our existing operations. In any acquisition we make, we face risks which include:

•	the risk that the acquired business may not further our business strategy or that we paid more than the business was worth;

•	the potential adverse impact on our relationships with partner companies or third-party providers of technology or products;

•	the possibility that we have acquired substantial undisclosed liabilities;

•	costs and complications in maintaining required regulatory approvals or obtaining further regulatory approvals necessary to implement the acquisition in accordance with our strategy;

•	the risks of acquiring businesses and/or entering markets in which we have limited or no prior experience;

•	the potential loss of key employees or customers;

•	the possibility that we may be unable to recruit additional managers with the necessary skills to supplement the management of the acquired businesses; and

•	changes to legal and regulatory guidelines, which may negatively affect acquisitions.

If we are unsuccessful in overcoming these risks, our business, financial condition or results of operations could be adversely affected.

Any Infringement by Us on Intellectual Property Rights of Others Could Adversely Affect Our Business, Financial Condition and Results of Operations or Result in Litigation

In the course of our business, we become aware of potentially relevant patents or other intellectual property rights held by other parties. Many of our competitors as well as other companies and individuals have obtained, and may be expected to obtain in the future, patents or other intellectual property rights that concern products or services related to the types of products and services we currently offer or may plan to offer in the future. We evaluate the validity and applicability of these intellectual property rights and determine in each case whether we must negotiate licenses to incorporate or use the proprietary technologies in our products. Claims of intellectual property infringement may also require us to enter into costly royalty or license agreements. However, we may not be able to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or injunctions against the development and sale of our products and services.

Our results may be affected by the outcome of litigation within our industry and the protection and validity of our intellectual property rights. For example, on May 17, 2007, ODS Technologies, L.P., d/b/a TVG Network filed a patent infringement lawsuit related to account wagering platforms against MEC and Xpressbet, Inc. Any litigation regarding patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of litigation surrounding it has the effect of increasing the risks associated with certain of our product offerings, particularly in the area of advance deposit wagering. There can be no assurance that we would not become a party to litigation surrounding our ADW business or that such litigation would not cause us to suffer losses or disruption in our business strategy.

Other Risks

Many other risks beyond our control could seriously disrupt our operations, including:

•	the effect (including possible increases in the cost of doing business) resulting from future war and terrorist activities or political uncertainties;

•	the impact of interest rate fluctuations and systemic risk in the banking and financial services industries;

•	the financial performance of our racing operations;

•	costs associated with our efforts in support of gaming initiatives; and

•	costs associated with Corporate initiatives.

Our stock price is volatile.

The market price of our stock has been volatile and may continue to be volatile.  Fluctuations in our operating profits, our announcement of new wagering and gaming opportunities, the passage of legislation affecting racing or gaming and developments affecting the racing or gaming industries generally may have significant effects on the market price of our stock.  Moreover, the historical daily volume of shares of our stock traded has been low, so relatively small changes in daily trading volume may significantly affect our stock price. In addition, publicly held racing companies have experienced price and trading volume fluctuations that are often unrelated to the particular company's financial conditions or operating results. A shift in market valuations of publicly held racing or gaming companies could adversely affect the market price of our common stock, regardless of our financial condition or operating results.

The substantial number of shares that will be eligible for sale in the future may adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price of our common stock.

Certain provisions of our charter, our bylaws and other factors may inhibit takeovers.

Several factors could inhibit an acquisition of Churchill Downs by a third party.  Our amended and restated articles of incorporation provide that the board of directors is to consist of three approximately equal classes of directors, of which one class is elected annually.  Directors on our board each serve for a term of three years.  This staggered term structure hinders the ability to acquire control through a proxy contest. Our bylaws limit a shareholder's right to call special meetings.  The bylaws also require advance notice of shareholder nominations for directors and shareholder proposals to be considered at our annual meeting.  These provisions in the articles and bylaws limit the ability of shareholders to take actions that would facilitate an acquisition of Churchill Downs.  We also have a shareholder rights plan.  This plan is designed to discourage third parties from trying to acquire Churchill Downs without the consent of its board of directors. All of these factors may make it more difficult for a third person to acquire, or may discourage a third party from trying to acquire, our stock. This could limit the price that some investors might be willing to pay for our common stock.

USE OF PROCEEDS

All net proceeds from any sale of the common stock will go to the selling stockholder.  Accordingly, we will not receive any proceeds from the sale of the common stock by the selling stockholder pursuant to this prospectus.

SELLING STOCKHOLDER

The selling stockholder is TVI Corp.  The selling stockholder's address is 30195 Chagrin Boulevard, Suite 310N, Pepper Pike, Ohio 44124.  Pursuant to a Stock Purchase Agreement dated March 28, 1998, between us and the selling stockholder, and an Agreement and Plan of Merger dated April 17, 1998 by and among Churchill Downs, our wholly-owned subsidiary RCA Acquisition Company, and Racing Corporation of America, we issued 200,000 shares of our common stock to the selling stockholder and paid the selling stockholder a cash payment of $17,150,000 for the selling stockholder’s wholly-owned subsidiary Racing Corporation of America.  Pursuant to the Stock Purchase Agreement and the Agreement and Plan of Merger, on June 18, 1998 our Board of Directors appointed the selling stockholder’s President, Daniel Harrington, to serve as a director of the Company subject to re-election by our shareholders at the next annual meeting of shareholders.  Mr. Harrington was most recently re-elected at the June 2008 annual meeting of shareholders for a term expiring in 2011.  The selling stockholder holds no other position or office and has had no other material relationship with us (or any of our predecessors or affiliates) within the past three years. The selling stockholder owned 233,300 shares of common stock prior to this offering, or approximately 1.72% of our common stock as of April 14, 2009, of which 200,000 shares are being offered by this prospectus.  We cannot estimate the amount of the common stock that will be held by the selling stockholder upon termination of this offering, because the selling stockholder may offer all, part or none of the common stock it holds pursuant to the offering contemplated by this prospectus and because the offering is not being underwritten on a firm commitment basis.

PLAN OF DISTRIBUTION

In any sale of its shares, the selling stockholder may offer or sell any or all of its shares from time to time (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of these methods of sale.  The selling stockholder may also include donees or pledgees selling shares received from the selling stockholder after the date of this prospectus.

The selling stockholder may sell its shares at various times in one or more of the following transactions:

•	a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.

Sales may be made on the Nasdaq Global Select Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholder in amounts to be negotiated prior to the sale. In addition, any securities covered by this prospectus which qualify for sale pursuant to SEC Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholder and any underwriters, dealers or agents that participate in the distribution of its shares may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any profit on the sale of their shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling stockholder may sell its shares from time to time in one or more transactions at a fixed offering price, at varying prices determined at the time of sale or at negotiated prices. Prices will be determined by the selling stockholder or by an agreement between the selling stockholder and underwriters or dealers. Brokers or dealers acting in connection with the sale of common stock contemplated by this prospectus may receive fees or commissions in connection with stock sales.

At the time a particular offer of the shares of common stock is made, to the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be distributed.  Such prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock, including without limitation the following:

•	the aggregate number of shares of common stock being offered and the terms of the offering;

•	the name or names of any underwriters, dealers or agents;

•	the purchase price paid by any underwriter for the selling stockholder's shares;

•	any discounts, commissions and other items constituting compensation from the selling stockholder;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public; and

•	if the selling stockholder notifies Churchill Downs that a donee, pledgee, transferee or other successor in interest intends to sell more than 1,000 shares.

If necessary, a supplement to this prospectus and a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common stock.  We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids.  The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholder or other persons or entities.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to special exceptions or exemptions.  In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market.  All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees.  The selling stockholder will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities.

In order to comply with certain states securities laws, if applicable, the selling stockholder will only sell its shares through registered or licensed brokers or dealers. In certain states, the selling stockholder may need to register or qualify for sale its shares in that state, unless an exemption from registration or qualification is available.

DESCRIPTION OF CAPITAL STOCK

Our amended and restated articles of incorporation authorize us to issue up to 50,000,000 shares of common stock, no par value per share, and 250,000 shares of preferred stock, no par value per share.  As of April 14, 2009, 13,580,565 shares of common stock were outstanding.  The following summary of the rights of our common stock and preferred stock is not complete and is qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus s a part.

The holders of our common stock have the right to one vote per share on all matters which require their vote, except that in the election of directors, each holder of common stock has as many votes as results from multiplying the number of shares held by the shareholder by the number of directors to be elected. Each common shareholder may divide the total number of votes the shareholder is entitled to cast among the total number of directors to be elected, or distribute the votes among any lesser number in any proportions the holder determines.  The board of directors is divided into three approximately equal classes.  Each class serves for a term of three years, with one class up for election each year.  Subject to rights of any preferred shareholders, common shareholders have the right to receive any dividends that the board of directors declares.  If we liquidate, dissolve or wind up our business, we will pay our preferred shareholders, if any, before we pay our common shareholders, subject to the rights of creditors. We will distribute the remaining available assets to our common shareholders, in proportion to the number of shares that each common shareholder holds.  Shares of common stock are not redeemable and do not have subscription, conversion or preemptive rights.  There are no redemption or sinking fund provisions available to the common stock.  All outstanding shares of common stock are fully paid and non-assessable.

The board of directors may issue shares of the preferred stock from time to time, in one or more series, without shareholder approval.  The board of directors determines the designation, relative rights, preferences and limitations of each series of preferred stock.  The issuance of preferred stock may delay, defer or prevent a change in control of Churchill Downs without further action by the shareholders.  It may also decrease the voting power and other rights of the holders of common stock and may have the effect of decreasing the market price of the common stock.  At present, there are no shares of preferred stock outstanding.

Under our shareholder rights plan, which we adopted on March 13, 2008, we declared a dividend of one preferred stock purchase right for each outstanding share of common stock and each share of common stock issued after that date.  The rights are transferable with the common stock until they become exercisable.  The rights will not be exercisable until the distribution date described in the plan.  The rights expire on March 19, 2018 unless we redeem them earlier.  When a right becomes exercisable, it entitles the holder to purchase from us 1/1000th of a share of preferred stock at a purchase price of $180, subject to adjustment in certain circumstances. Under the rights plan, the plan distribution date will not occur until any person or group acquires or makes a tender offer for 15% or more of our outstanding common stock.

Until the plan distribution date, the rights will be evidenced by the certificates for common stock registered in the names of holders.  As soon as practical following the plan distribution date, we will mail separate certificates evidencing the rights to common shareholders of record.  Until a right is exercised, the holder has no rights as a shareholder of Churchill Downs.

If any person or group acquires 15% or more of our common stock, rights holders will be entitled to buy, for the purchase price, that number of 1/1000ths of a preferred share equivalent to the number of shares of common stock that at the time have a market value of twice the purchase price.  If we are acquired in a business combination, rights holders will be entitled to buy, for the purchase price, that number of shares of the acquiring corporation that, at the time, have a market value of twice the purchase price.  The board has the right to redeem the rights in certain circumstances for $0.01 per right, subject to adjustment.

Duchossois Industries and its shareholders will not be considered an "Acquiring  Person" (as defined in our rights plan) when their beneficial ownership of our common stock is subject to, does not violate, and is in compliance with, the Stockholders’ Agreement dated as of September 8, 2000 among Churchill Downs, Duchossois Industries and subsequent signatories thereto.

The rights plan is designed to protect our shareholders in the event of unsolicited offers to acquire Churchill Downs and other coercive takeover tactics, which, in the board's opinion, would impair its ability to represent shareholder interests.  The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though it may offer our shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our shareholders.

The Kentucky Business Corporation Act contains a business combination statute which prohibits Kentucky corporations from engaging in a business combination with a 10% or greater shareholder or its affiliate or associate for five years following the acquisition of such 10% or greater stake, unless the board, by a majority vote of the continuing directors, approved the combination prior to the 10% or greater acquisition.  If not previously approved by the board, the 10% or greater shareholder or its affiliate or associate may effect a business combination only after the expiration of a five year period and then only with the approval of 80% of the outstanding shares and 66 2/3% of the outstanding shares not owned by the 10% or greater shareholder, or if the aggregate amount of the offer meets certain fair price requirements.

LEGAL MATTERS

Wyatt, Tarrant & Combs, LLP, Louisville, Kentucky, will issue an opinion about the legality of the shares of common stock offered by this prospectus for the selling stockholder.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part.  The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.  For further information about us and our securities, you should refer to the registration statement and the exhibits filed with the registration statement.  With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a coy of which has been filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934.  You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. You may obtain information on the operating of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding registrants, like us, that file electronically with the SEC.  The address of that website is www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  Any information so updated or superseded shall not be deemed, except as so updated or superseded, to constitute a part of this prospectus.  We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any past or present current report on Form 8-K that we file with the SEC, unless otherwise specified in such report:

1.           Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the portions of the Company’s Proxy Statement for the 2009 Annual Shareholders’ Meeting that we incorporated by reference into the Form 10-K;

2.           Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

3.           Current Reports on Form 8-K filed January 20, 2009, February 12, 2009, March 4, 2009, March 13, 2009 and April 27, 2009;

4.           The description of the Company’s Common Stock, no par value, contained in the Current Report on Form 8-K dated December 14, 1998, and any amendment or report filed for the purpose of updating such description; and

5.           The description of the Company’s Preferred Share Purchase Rights contained in the Company’s Registration Statement on Form 8-A filed March 17, 2008.

These documents may also be accessed on our website at www.churchilldowns.com.  Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

Director of Investor Relations
Churchill Downs Incorporated
700 Central Avenue
Louisville, Kentucky 40208
(502) 638-3896

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance And Distribution.

The following table sets forth an itemized statement of all expenses to be borne by the Company in its registration of the shares registered hereunder. The selling stockholder will be responsible for any and all selling commissions and similar brokerage charges in connection with the sale of the shares registered hereunder. All amounts are estimated, except for the SEC registration fee.

SEC registration fee	$ 385
Legal fees and expenses	$ 4,500*
Accounting fees and expenses	$ 8,000*
Miscellaneous	$ 1,500 *

Total	$14,385
* Estimated

Item 15.  Indemnification of Directors and Officers.

Article XI of the Registrant's Amended and Restated Articles of Incorporation limits the liability of directors of the Registrant pursuant to the Kentucky Business Corporation Act.  Under this article, directors generally will be personally liable to the Registrant or its shareholders for monetary damages only for transactions involving conflicts of interest or from which a director derives an improper personal benefit, intentional misconduct or violations of law, and unlawful distributions.

The Amended and Restated Bylaws of the registrant require the registrant to indemnify and hold harmless each director and officer and permit the registrant to indemnify and hold harmless any other employee or agent of the registrant who is, was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or while a director, officer, employee or agent of the registrant, is or was serving the registrant or any other legal entity in any capacity (including, without limitation, as a director, officer, partner, manager, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise) at the request of the registrant, against all liability and loss suffered and expenses (including any obligation to pay a judgment, settlement, penalty or fine) incurred by such person to the fullest extent permitted by law.

The Amended and Restated Bylaws of the registrant further provide that the registrant shall pay expenses (including attorneys’ fees) incurred by an officer or director in defending any proceeding in advance of its final disposition, provided, however, that the payment of such expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it shall ultimately be determined that the person is not entitled to be indemnified.

The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500, et seq.  Generally, under KRS 271B.8-500 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

[1]           He conducted himself in good faith; and

[2]           He reasonably believed

(a)            in the case of conduct in his official capacity with the corporation that his conduct was in its best interests; and

(b)           in all other cases, that his conduct was at least not opposed to its best interests.

[3]           In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify a director:

(1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

In addition, the Registrant maintains directors' and officers' liability insurance covering certain liabilities which may be incurred by our directors and officers in connection with the performance of their duties.

Item 16.  Exhibits.

Exhibit Description of Document

4.1	Articles of Incorporation of the Company as amended through March 19, 2008 are incorporated by reference to Exhibit 3.1 to the Company’s Report on Form 8-K dated March 20, 2008.

4.2	Amended and Restated Bylaws of the Company are incorporated by reference to Exhibit 3.1 of the Company’s Report on Form 8-K dated November 14, 2008.

4.3	Specimen Stock Certificate is incorporated by reference to Exhibit 4(d) to the Company’s Registration Statement on Form S-8, Registration No. 33-85012.

4.4
Rights Agreement dated as of March 19, 2008, between Churchill Downs Incorporated and National City Bank is incorporated by reference to Exhibit 4.1 to the Company's Report on Form 8-K dated March 17, 2008.

5	Opinion of Wyatt, Tarrant & Combs, LLP as to the legality of the shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Wyatt, Tarrant & Combs, LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page of this Registration Statement).

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;  and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act of 1933,

(i)           If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        (i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act;

        (ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on May 6, 2009.

CHURCHILL DOWNS INCORPORATED

By/s/ Robert L. Evans
                                 Robert L. Evans, President and
                                    Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mr. Robert L. Evans and Mr. William E. Mudd and each of them acting individually, as his true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons on the 6th day of May, 2009 in the capacities indicated:

Signature                                                                Title

/s/ Robert L. Evans
Robert L. Evans	President, Chief Executive
Officer (Principal Executive
Officer) and Director

/s/ William E. Mudd
William E. Mudd	Executive Vice President and
Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ Carl F. Pollard
Carl F. Pollard	Chairman of the Board

/s/ Leonard S. Coleman, Jr.
Leonard S. Coleman, Jr.	Director

/s/ Craig J. Duchossois
Craig J. Duchossois	Director

/s/ Robert L. Duchossois
Richard L. Duchossois	Director

/s/ Robert L. Fealy
Robert L. Fealy	Director

/s/ J. David Grissom
J. David Grissom	Director

/s/ Daniel P. Harrington
Daniel P. Harrington	Director

/s/ G. Watts Humphrey, Jr.
G. Watts Humphrey, Jr.	Director

/s/ James F. McDonald
James F. McDonald	Director

/s/ Susan E. Packard
Susan E. Packard	Director

/s/ R. Alex Rankin
R. Alex Rankin	Director

/s/ Darrell R. Wells
Darrell R. Wells	Director

INDEX TO EXHIBITS

EXHIBITS	DESCRIPTION
4.1	Articles of Incorporation of the Company as amended through March 19, 2008 are incorporated by reference to Exhibit 3.1 to the Company’s Report on Form 8-K dated March 20, 2008.
4.2	Amended and Restated Bylaws of the Company are incorporated by reference to Exhibit 3.1 of the Company’s Report on Form 8-K dated November 14, 2008.
4.3	Specimen Stock Certificate is incorporated by reference to Exhibit 4(d) to the Company’s Registration Statement on Form S-8, Registration No. 33-85012.
4.4	Rights Agreement dated as of March 19, 2008, between the Company and Bank of Louisville is incorporated by reference to Exhibit 4.1 to the Company's Report on Form 8-K filed on March 17, 2008.
5	Opinion and Consent of Wyatt, Tarrant & Combs, LLP as to the legality of the shares being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Wyatt, Tarrant & Combs, LLP (included in Exhibit 5).
24	Power of Attorney (included on the signature page of the Registration Statement).